Exhibit 99.1

MEDIA CONTACT: Jen Carroll jcarroll@imprimispharma.com 858.704.4587

Imprimis Pharmaceuticals Announces Acquisition of Pharmacy Creations,

Empowering Company to Make and Distribute its Patent-Pending Proprietary Formulations

—Transaction marks important milestone as company approaches commercial launch targeting ophthalmologists—

SAN DIEGO, February 11, 2014/PRNewswire/ -- Imprimis Pharmaceuticals, Inc. (Nasdaq: IMMY), a specialty pharmaceutical company focused on the development and commercialization of proprietary and novel sterile and topical drug formulations, today announced that it has come to an agreement to acquire Pharmacy Creations LLC (www.pharmacycreations.com), a premier, state-of-the-art compounding pharmacy located in Randolph, New Jersey. This acquisition would permit the Company to make and distribute its patent-pending proprietary drug formulations and other novel pharmaceutical solutions.

Imprimis Pharmaceuticals and the team at Pharmacy Creations have been working together since last summer when the Company became aware of and subsequently acquired the intellectual property for its suite of ophthalmic formulations from Pharmacy Creations’ co-founders, Scott Karolchyk, MS, RPh, DNM, FIACP and Bernard Covalesky, MS, RPh.

“We believe this acquisition represents a critical stepping stone toward achieving our vision of building a national footprint able to deliver our proprietary and other novel formulations to Americans. Even more than the physical Pharmacy Creations facility, we are ecstatic to have their incredibly skilled and knowledgeable employees join the Imprimis Team,” said Imprimis CEO Mark L. Baum. “After extensive diligence, we believe the acquisition of Pharmacy Creations will support our mission to solve unmet patient needs through the development and commercialization of proprietary and novel sterile drug formulations. Importantly, this transaction will also bring new and exciting intellectual property assets to Imprimis that we expect to add value to our business, particularly in ophthalmology.”

“Our team is thrilled to join Imprimis and collectively build on our shared values of integrity, innovation, safety, quality and evidence-based development. Together, we believe that Imprimis and Pharmacy Creations are going to raise the bar and set a higher standard in quality and innovation,” stated Bernard Covalesky, Pharmacy Creations co-founder.

“I’ve been in the healthcare field for nearly 30 years and strongly believe that Imprimis Pharmaceuticals and its innovative approach and unique business model have the potential to revolutionize the way the market approaches personalized medicine. Collaboration with physicians and pharmacists can produce incredible innovation. The ability to take that innovation, validate it and make it available to the market quickly - for the benefit of patients and physicians - is powerful,” added Scott Karolchyk, Pharmacy Creations co-founder.

MEDIA CONTACT: Jen Carroll jcarroll@imprimispharma.com 858.704.4587

Pharmacy Creations was established nearly 15 years ago and has created a deep formulation portfolio, well-established relationships and a dedicated and tenured staff. Through an unrelenting focus on meeting physician and patient needs, Pharmacy Creations now achieves multi-million dollar annual revenues.

This transaction is expected to close on or before March 31, 2014, subject to the satisfaction of certain customary closing conditions. Additional details can be found in the Company’s 8-K filing (www.sec.gov).

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (Nasdaq: IMMY) is a specialty pharmaceutical company focused on the development and commercialization of proprietary and novel sterile and topical drug formulations. Imprimis’ patent-pending drug formulations are available today and are being prescribed by physicians. For more information, please visit www.imprimispharma.com or www.GoDropless.com.

ABOUT PHARMACY CREATIONS

Pharmacy Creations is a leading provider of customized medication solutions in the United States. All compounds are prepared on order or prescription from a physician. Pharmacists Scott Karolchyk and Bernard Covalesky along with the staff of professionals at Pharmacy Creations are committed to compassionate, professional patient care. For more information, please visit: www.pharmacycreations.com.

SAFE HARBOR

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such "forward looking statements." Forward looking statements are based on management's current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur, difficulties with the integration process or the realization of the expected benefits of the transaction, Imprimis’ ability to acquire, develop, commercialize and market new formulations and technologies, enter into strategic alliances and transactions, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations, commercialize its formulations and technologies, obtain intellectual property protection for its assets, accurately estimate its expenses and cash burn, and raise additional funds, as well as risks related to additional research and development activities related to its formulations and technologies, the projected size of the potential market for its technologies and formulations, unexpected new data, safety and technical issues, regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry, competition and market conditions. These and additional risks and uncertainties are more fully described in Imprimis' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC's web site at www.sec.gov. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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